Exhibit 10.38

AMENDED AND RESTATED STATEMENT OF

PRINCIPAL TERMS AND CONDITIONS OF EMPLOYMENT

Melanie (Stubbing) Stack

President, International

Location: Weight Watchers, Millennium House, Ludlow Road, Maidenhead, SL6 2SL

27th February, 2009

1	Your employment will begin on 1st December, 2003

No previous period of employment counts towards your service with the Company.

Your employment is subject to a probationary period of 3 months. Satisfactory completion of the probationary period will be confirmed to you in writing. During your probationary period your employment may be terminated by either you or the Company providing to the other 1 weeks notice in writing.

2	President, International

You are employed in the capacity mentioned above, effective as of August 1, 2008. You may also be required to perform such additional duties as the Company may from time to time reasonably require. The Company also reserves the right in its reasonable discretion to change the area of your activities and responsibility and otherwise to change your working practices.

3	Hours of Work

3.1

You will work a 35 3/4 hour week. The nature of the Company’s business is such that the Company may require you to work additional hours and you will work such additional hours as the Company shall from time to time reasonably require.

You agree this may involve you working more than 48 hours per week.

3.2	All employees are entitled to two fifteen-minute tea breaks, one to be taken in the morning core period and the other one during the afternoon core period. Any other breaks taken during the day will be treated as unpaid leave.

3.3	An unpaid lunch break of forty-five minutes must be taken each day if you work for more than 5 hours per day.

3.4	If you need to take time off during the day for medical appointments or for other personal reasons the time must be made up by you.

4	Location

4.1	Your normal place of employment is at the location set out at the head of this statement and such other places of business of the Company as the Company may from time to time reasonably direct.

4.2	The Company reserves the right to change your location on reasonable prior notice.

5	Remuneration

5.1	You will be paid an annual salary of £220,000, which shall be deemed to accrue from day to day.

5.2	Your basic salary will be reviewed annually. There is no contractual entitlement to any increase in your basic salary but you will be notified in writing of any change to your salary.

5.3	The Company operates a bonus scheme that enables you to receive an annual bonus that at target will be paid at a percentage of your base salary as determined by the Company from time to time.

5.4	The bonus is at the discretion of the Company, which reserves the right to end or amend the scheme without notice at any time and to exclude you from participating in the scheme for any reason. The scheme is dependent upon the Company’s profitability and the attainment by you of your objectives.

5.5	Only staff who are employed by the Company on the date at which the bonus is payable will be eligible to receive the bonus payment subject to clause 5.4.

5.6	Overtime payments will only be made subject to agreement with your Department Manager and the Head of Finance. No payments will be made if overtime is worked and this procedure has not been met.

5.7	All full time employees whose salary exceeds £14,500 per annum or pro-rata for part timers will not be entitled to overtime payments.

5.8	Your salary will be paid monthly by BACS to your nominated account on the 24th day of every month. If the 24th day shall fall on a Saturday or Sunday payment will be made on the preceeding Friday.

5.9	You authorise the Company to deduct from any remuneration due to you, any overpayment of salary, expenses or payments made by mistake or through any misrepresentation of any debts or other sums which require to be authorised under section 13 of the Employment Rights Act 1996.

6	Smoking

No smoking will be allowed at any of the Company’s premises unless a specifically designated area has been made available for this purpose. Failure to comply with this condition may be regarded as gross misconduct and the Company reserves the right to terminate your employment in such case without notice or payment in lieu.

7	Holidays

7.1	Your annual paid holiday entitlement is 27 days per annum.

7.2	Holidays will be taken in each holiday year as the Company shall agree having regard to the needs of the Company Business.

7.3	The holiday year runs between 1 January and 31st December.

7.4	Not more than two consecutive weeks’ holiday may be taken at any one time or in any one period of three months unless previously authorised by your reporting Manager.

7.5	Entitlement for people entering and leaving the Company’s service are calculated at the rate of 2.25 days per full month worked or 2.58 days per month for those with 5 or more years continuous and consecutive service.

7.6	All holiday entitlement must be taken during the holiday year as no credits can be taken forward to the next year.

7.7	On leaving the employment of the Company any necessary payments for unused holiday or the claw back of excess holidays will be deducted in the final payment due to you.

7.8	All holidays will be paid for the following statutory and bank holidays:

New Years Day – Good Friday – Easter Monday – May Day

Spring Bank Holiday – Summer Bank Holiday – Christmas Day

Boxing Day.

8	Head Office Security

You should be aware that Head Office is a secure area, which requires use of a swipe-card. Any person making their swipe-card available to third parties or in any other way breaching or compromising the security of the building will be regarded as having committed gross misconduct and the Company reserves the right to terminate their employment without delay or payment in lieu. Should you lose or mislay your swipe-card its loss must be reported to the Property Department immediately.

9	Unpaid Leave

9.1	The Company does not encourage the taking of unpaid leave but recognises that circumstances arise from time to time, which may necessitate it.

9.2	The Company may at its sole discretion make available a total of not more than 5 days unpaid leave in any one-holiday year.

10	Compassionate Leave

The Company will permit employees to take compassionate leave in the event that the death of one of the following occurs:

Spouse or Child	5 days
Mother or Father	5 days if responsible for arrangements 3 days if not so responsible
Sister, Brother or other close relative	1 day

11	Sickness

11.1	in the event of absence on account of sickness or injury you (or someone on your behalf) must inform the employer of the reason for your absence as soon as possible and must do so no later than the end of the working day on which absence first occurs and keep in contact with the Company on a regular basis until you return to work.

11.2	In respect of an absence lasting seven days or fewer calendar days you are not required to produce a Medical Certificate unless requested by the Company but must complete the Company’s self certification form on return to work from such absence.

11.3	In respect of an absence lasting more than seven calendar days you must on the eighth calendar day of absence provide the Company with a Medical Certificate stating the reason for the absence and thereafter provide a like Certificate for each week to cover any subsequent period of absence. The Company reserves the right to ask you at any stage of absence to produce a Medical Certificate and/or to undergo a medical examination.

11.4	You will be paid your normal basic remuneration (less the amount of any statutory sick pay or social security sickness benefit to which you may be entitled) for up to 10 days certificated or uncertificated absence at the discretion of your Manager in total in any one sick pay year which runs from 1 January to 31 December. Entitlement to payment is subject to notification of absence and production of Medical Certificates in accordance with paragraphs 11.1 to 11.3.

11.5	The Company operates a Statutory Sick Pay Scheme and you are required to co-operate in the maintenance of necessary records. For the purposes of calculating your entitlement to statutory sick pay “qualifying days” are those on which you are normally required to work. Payments made to you by the Company under the sick pay scheme provisions in satisfaction of any other contractual entitlement will go towards discharging the Company’s liability to make payments to you under the Statutory Sick Pay Scheme.

12	Pension Scheme

12.1

The Company operates a contracted in contributory pension scheme, which is open to all employees, who are between the ages of eighteen and fifty-nine, which they are able to join on the next anniversary date of scheme, if their starting date falls after the 1st April.

12.2	The anniversary date of the Scheme is 1 April.

12.3	The terms and conditions of the pension scheme are available from the HR Advisor.

13	Private Medical Cover

13.1	In accordance with your offer letter you are eligible to join the Private Medical Cover Scheme. Details of which are available from the HR Advisor. The anniversary date of the scheme is 1 January.

14	Company Car

14.1	You are entitled to a Company car or a car allowance because of your seniority within the Company.

14.2	The grade of the car is dependent upon your level within the Organisation and the Company car scheme as published from time to time.

14.3	All cars are provided fully expensed by the Company

14.4	Company cars can only be driven by:

14.4.1	Persons aged 25 years and over and

14.4.2	Employees and their partners of the Company or persons engaged in the business of the Company.

14.5	The express previous consent of the Company is required before a car can be driven by any other person or for any other purpose.

14.6	if you are eligible for a Company Car, you agree that it is a condition of your employment to comply with all the rules related to Company cars from time to time published by the Company.

15	Notice Period

15.1	You are entitled to terminate your employment by providing to the Company three months notice in writing.

15.2	You are entitled to receive 3 months’ notice in the event that the Company terminates your employment subject to clause 15.3 below.

15.3	The Company may at any time terminate your employment with immediate effect, without a payment in lieu of notice, if you are guilty of gross misconduct. Examples of conduct which the Company may consider gross misconduct can be found in the Company’s disciplinary procedure.

15.4	The Company may suspend you from work pending any investigation into your conduct as the Company thinks fit. The Company shall continue to pay your salary and benefits during any period of such a suspension.

15.5	Upon termination of your employment, you must immediately return to the Company any documents, credit cards, keys, computer, cards or any other item in your possession belonging to or relating to the business of the Company.

15.6	The Company shall not be obliged to provide you with work at any time after notice has been given by either you or the Company and may require you to comply with such conditions as it may specify in relation to attending at or remaining away from the place of business of the Company and/or assign you to other duties and/or withdraw any powers vested in you.

16	Grievance and disciplinary procedures

16.1	In the first instance you should refer any grievance to your immediate Manager: If the matter is not resolved at this stage then it should be referred to the HR Advisor.

16.2	Rules governing grievance and disciplinary procedures arc contained in the Company Handbook, which forms part of these terms and conditions.

17	Retirement

Normal retirement age is 60 years for all employees.

18	Whole time and attention

You may not during the continuance of your employment and without the previous written consent of the Company undertake or carry on either alone or in partnership or be directly employed or concerned either as principle agent assistance servant or otherwise in any other business trade or profession other than that of the Company.

19	Confidentiality

19.1	During the course of your employment you may have access to gain knowledge of or be entrusted with information of a confidential nature. This may include but is not limited to policy organisation research and development of a new programme future plans staffing of the Company customers clients suppliers manufacturers and the terms and conditions upon which they do business.

19.2	You will not at any time during or after the end of your employment with the Company or any Associate Company unless expressly authorised by the Company and in writing or as a necessary part of the performance of your duties disclose to any person firm or Company any confidential information relating to the Company or its business or its activities.

19.3	If any such disclosure or misuse of information occurs during the course of your employment the Company may treat such conduct as gross misconduct and reserves the right to terminate your employment without notice or payment in lieu.

20	Copyright

During your employment you may be involved in the design, development or other creation of material for the Company. All rights that arise from this work are passed over to the Company, and to avoid confusion the Copyright, Designs and Patents Act 1988 shall apply to these matters.

21	Post Termination Restrictions

21.1	In order to protect legitimate business interest of the Company you agree that you will not during the period of six months following the termination of your employment for any cause:

21.1.1	In competition with the business of the Company canvass solicit or endeavour to take away from the Company any business or any customers of the Company who have been customers at any time during the 12 months immediately preceding the termination of your employment being business or customers with which you have been actively engaged or involved during the 12 months preceding the termination of your employment.

21.1.2	In competition with the business of the Company solicit entice or induce any Key Employee to leave the employment of the Company [a Key Employee being any employee employed at Management Grade], in any event, being an employee with whom you had day to day contact with during the 12 months preceding the termination of your employment.

21.2	In order to protect the legitimate business interest of the Company you will agree that you will not during the period of 6 months following the termination of your employment either alone or jointly with or as manager agent consultant or employee of any person firm or company directly or indirectly be engaged in any activity or business which will be in competition with the business of the Company [being the business of the Company at the date of termination of your employment] in which you have been actively engaged or involved during the 12 months preceding the termination of your employment.

22	Data Protection

In order to keep and maintain accurate records relating to your employment, it will be necessary for the Company to record, keep and process personal data [including sensitive personal data] relating to you. By accepting these terms and conditions of employment, you undertake and agree to the recording, processing, use, disclosure and transfer by the Company of personal data relating to you. This does not affect your statutory rights under the Data Protection Act 1998. For the purposes of this act, the Company has nominated Sadhana Punj as its representative.

23	Security

You consent to the Company checking, recording and reviewing telephone calls, computer files, records and e-mails and any other compliance, security or risk analysis checks the Company considers reasonably necessary.

I acknowledge receipt and accept my terms and conditions of employment as of the date set forth above.

Signed:	/s/ Melanie (Stubbing) Stack